Exhibit 99(d)(iii)

CERTIFICATE EVIDENCING EXEMPTION FROM OWNERSHIP LIMITS

(DESERT ACQUISITION, INC.)

This certificate evidences the exemption (the “Exemption”) granted by the Board of Directors (the “Board”) of Cole Credit Property Trust, Inc., a Maryland corporation (the “Company”), to American Realty Capital Properties, Inc., a Maryland corporation (“ARCP”), Desert Acquisition, Inc., a Delaware corporation (“Purchaser”) and any of their respective subsidiaries (the “Purchaser Group”), allowing the Purchaser Group, to own common stock, $0.01 par value per share of the Company (the “Common Stock”), in excess of the Common Stock Ownership Limit. The Board hereby notifies the Purchaser Group that it has granted the Exemption on the terms and conditions described in Exhibit A hereto. The Purchaser Group agrees that any violation or attempted violation of the terms and conditions described in Exhibit A hereto will result in such Exemption terminating. Any terms used in this certificate but not otherwise defined shall have the meaning given them in the Company’s Articles of Incorporation.

The Exemption is agreed and acknowledged by the parties below:

COLE CREDIT PROPERTY TRUST, INC.

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Chairman, Chief Executive Officer and President

DESERT ACQUISITION, INC.

By:	/s/ Lisa E. Beeson
Name:	Lisa E. Beeson
Title:	Chief Operating Officer

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Lisa E. Beeson
Name:	Lisa E. Beeson
Title:	Chief Operating Officer

EXHIBIT A

Waiver of Common Stock Ownership Limit

WHEREAS, the Articles of Incorporation of the Company (the “Charter”), contain certain limitations on the number and value of shares of Common Stock that may be owned by any one person that are designed, among other purposes, to enable the Company to elect to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Charter authorizes the Board to exempt a person from these ownership limitations and to establish an Excepted Holder Limit (as defined in the Charter) for such person if such person’s ownership of Common Stock would not result in the Company failing to qualify as a REIT under the Code and the Board receives certain representations and undertaking to that effect from such person;

WHEREAS, the Board, believes that it would be advisable and in the best interest of the Company to waive the application of the Common Stock Ownership Limit to ARCP, Purchaser and any of their respective subsidiaries (the “Purchaser Group”) that is a beneficial purchaser (“Waiver”) and to establish an Excepted Holder Limit for the Purchaser Group;

WHEREAS, the Company has received from the Purchaser Group the representations and undertakings contemplated by Section 7.2.7 of the Charter; and

WHEREAS, capitalized terms used in the following resolutions and not otherwise defined shall have the meanings ascribed to them in the Charter.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby waives the application of the Common Stock Ownership Limit contained in Article VII of the Charter to the Purchaser Group and establishes an Excepted Holder Limit of 100% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock for the Purchaser Group, subject to the following limitations and conditions: (a) the Waiver is granted and the Excepted Holder Limit is established by the Board pursuant to Section 7.2.7 of the Charter; (b) the waiver is granted solely to and the Excepted Holder Limit is established solely for the Purchaser Group and the Waiver and Excepted Holder Limit relate solely to the Common Stock owned by the Purchaser Group; (c) the Waiver and Excepted Holder Limit are only effective so long as the Purchaser Group does not Beneficially Own or Constructively Own shares of Capital Stock that would result in the Company being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT under the Code (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Company owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (d) in the event that the Transactions are terminated prior to the consummation of the Offer (pursuant to the Transaction Agreement), the Waiver of the Common Stock Ownership Limit shall terminate.